SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to Rule 14a-12

MEDIACOM COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (check the appropriate box):
☑      No fee required.
☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Copies of all communications to:
Robert L. Winikoff, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
ITEM 1 — ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
COMPARISONS OF CUMULATIVE TOTAL RETURNS
REPORT OF THE AUDIT COMMITTEE
ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
COMPLIANCE WITH SECTION 16( a ) OF THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL REPORT
OTHER MATTERS
2007 STOCKHOLDER PROPOSALS

MEDIACOM COMMUNICATIONS CORPORATION
100 Crystal Run Road
Middletown, New York 10941

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Mediacom Communications Corporation:

The 2006 Annual Meeting of Stockholders of Mediacom Communications Corporation will be held at Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, at 2:00 p.m., local time, on Tuesday, June 13, 2006, for the following purposes:

1. To elect seven directors to serve for a term of one year;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The record date for determining stockholders entitled to vote at the Annual Meeting is the close of business on April 28, 2006. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting.

Joseph E. Young
Secretary

Middletown, New York
May 12, 2006

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and promptly return it in the enclosed, self-addressed envelope. No additional postage is required if mailed within the United States. Any stockholder may revoke his or her proxy at any time before this meeting by giving notice in writing to our Secretary, by granting a proxy bearing a later date or by voting in person at the meeting.

MEDIACOM COMMUNICATIONS CORPORATION
100 Crystal Run Road
Middletown, New York 10941

PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 13, 2006

This Proxy Statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Mediacom Communications Corporation for the 2006 Annual Meeting of Stockholders to be held at Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, at 2:00 p.m., local time, on Tuesday, June 13, 2006. We invite you to attend in person.

Voting Information

Record date

The record date for the Annual Meeting is April 28, 2006. You may vote all shares of our common stock that you owned as of the close of business on that date. On April 28, 2006, there were 84,163,532 shares of Class A common stock and 27,073,628 shares of Class B common stock outstanding. Each share of Class A common stock is entitled to one vote on each matter to be voted on at the Annual Meeting and each share of Class B common stock is entitled to ten votes. We are mailing this Proxy Statement and the accompanying form of proxy to stockholders on or about May 12, 2006.

How to vote

As described below, you may submit your proxy or voting instructions by mail, telephone or the Internet, even if you plan to attend the meeting.

By mail.  If you hold your shares through a securities broker (that is, in street name), please complete and mail the voting instruction card forwarded to you by your broker. If you hold your shares in your name as a holder of record, you can vote your shares by proxy by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope. A properly completed and returned proxy card will be voted in accordance with your instructions, unless you subsequently revoke your instructions.

By telephone or by Internet.  If you hold your shares in street name, your broker can advise whether you will be able to submit voting instructions by telephone or by the Internet.

At the Annual Meeting.  Submitting your proxy by mail, telephone or Internet does not limit your right to vote in person at the Annual Meeting if you later decide to do so. If you hold your shares in street name and want to vote in person at the Annual Meeting, you must obtain a proxy from your broker and bring it to the meeting.

Revoking your proxy

You can revoke your proxy at any time before your shares are voted at the meeting by: (i) sending a written notice to Joseph E. Young, Secretary, Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, New York 10941; (ii) submitting a later proxy; or (iii) voting in person at the Annual Meeting. Merely attending the Annual Meeting will not revoke your proxy.

Returning your proxy without indicating your vote

If you return a signed proxy card without indicating your vote and do not revoke your proxy, your shares will be voted as follows: (i) FOR the election of the nominees for director named below; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2006; and (iii) in accordance with the judgment of the person voting the proxy on any other matter properly brought before the meeting or any adjournment or postponement thereof.

Withholding your vote, voting to “abstain” and “broker nonvotes”

In the election of directors, you can withhold your vote for any of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to the other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal. “Broker nonvotes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes will not be counted for purposes of determining whether a proposal has been approved.

Votes required to hold the Annual Meeting

We need a majority of the voting power of our Class A common stock and Class B common stock outstanding on April 28, 2006 present, in person or by proxy, to hold the Annual Meeting.

Votes required to elect directors and to adopt other proposals

Directors will be elected by a plurality of votes cast at the Annual Meeting. The affirmative vote of a majority of the voting power of our Class A common stock and Class B common stock, voting together as one class, that are present in person or by proxy at the Annual Meeting is required for ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2006.

As of the record date, Rocco B. Commisso beneficially owned approximately 77% of the voting power of our Class A common stock and Class B common stock, voting together as one class. See “Security Ownership of Certain Beneficial Owners and Management.” Accordingly, the affirmative vote of Mr. Commisso alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the Annual Meeting. Mr. Commisso has advised us that he will vote all of his shares in favor of the proposals set forth in the notice attached to this Proxy Statement.

Other matters to be decided at the Annual Meeting

If any matters were to properly come before the Annual Meeting that are not specifically set forth on your proxy and in this Proxy Statement, the persons appointed to vote the proxies would vote on such matters in accordance with their best judgment.

Postponement or adjournment of the Annual Meeting

If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and might be voted at the postponed or adjourned meeting. You would still be able to revoke your proxy until it was voted.

Cost of Proxy Solicitation

We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy by telephone or other means.

ITEM 1 —  ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting. Each director will serve until the next annual meeting of stockholders and until their successors have been elected and qualified. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the Board of Directors unless instructed to the contrary.

Each nominee is currently a director of our company. Rocco B. Commisso and Mark E. Stephan have been directors of Mediacom Communications Corporation since it was formed in November 1999 and were members of the executive committee of Mediacom LLC until the initial public offering of Mediacom Communications in February 2000. Immediately prior to the initial public offering, Mediacom Communications issued its common stock in exchange for all outstanding membership interests in Mediacom LLC. Accordingly, references to “we,” “our,” “us” and “predecessor” in the biographies that follow and elsewhere in this proxy statement for the periods prior to the initial public offering mean Mediacom LLC. Craig S. Mitchell, William S. Morris III, Thomas V. Reifenheiser, Natale S. Ricciardi and Robert L. Winikoff became our directors upon the completion of the initial public offering in February 2000.

Name of Nominee	Age	Principal Occupation and Business Experience

Rocco B. Commisso	56	Mr. Commisso has 28 years of experience with the cable television industry and has served as our Chairman and Chief Executive Officer since founding our predecessor company in July 1995. From 1986 to 1995, he served as Executive Vice President, Chief Financial Officer and a director of Cablevision Industries Corporation. Prior to that time, Mr. Commisso served as Senior Vice President of Royal Bank of Canada’s affiliate in the United States from 1981, where he founded and directed a specialized lending group to media and communications companies. Mr. Commisso began his association with the cable industry in 1978 at The Chase Manhattan Bank, where he managed the bank’s lending activities to communications firms including the cable industry. He serves on the board of directors and executive committees of the National Cable Television Association and Cable Television Laboratories, Inc., and on the board of directors of C-SPAN and the National Italian American Foundation. Mr. Commisso holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from Columbia University.
Craig S. Mitchell	47	Mr. Mitchell has held various management positions with Morris Communications Company, LLC for more than the past five years. He currently serves as its Senior Vice President of Finance, Treasurer and Secretary and is also a member of its board of directors.
William S. Morris III	71	Mr. Morris has served as the Chairman and Chief Executive Officer of Morris Communications Company, LLC for more than the past five years. He was the Chairman of the board of directors of the Newspapers Association of America for 1999-2000.
Thomas V. Reifenheiser	70	Mr. Reifenheiser served for more than five years as a Managing Director and Group Executive of the Global Media and Telecom Group of Chase Securities Inc. until his retirement in September 2000. He joined Chase in 1963 and had been the Global Media and Telecom Group Executive since 1977. He also had been a member of the Management Committee of The Chase Manhattan Bank. Mr. Reifenheiser is a member of the board of directors of Cablevision Systems Corporation and Lamar Advertising Company.

Name of Nominee	Age	Principal Occupation and Business Experience

Natale S. Ricciardi	57	Mr. Ricciardi has held various management positions with Pfizer Inc. for more than the past five years. Mr. Ricciardi joined Pfizer in 1972 and currently serves as its President, Global Manufacturing, with responsibility for all of Pfizer’s manufacturing facilities.
Mark E. Stephan	49	Mr. Stephan has 19 years of experience with the cable television industry and has served as our Chief Financial Officer since the commencement of our operations in March 1996 and as our Executive Vice President since November 2003. Prior to November 2003, he was Senior Vice President and prior to July 2005, he was Treasurer since the commencement of our operations in March 1996. Before joining us, Mr. Stephan served as Vice President, Finance for Cablevision Industries from July 1993. Prior to that time, Mr. Stephan served as Manager of the telecommunications and media lending group of Royal Bank of Canada.
Robert L. Winikoff	59	Mr. Winikoff has been a partner of the law firm of Sonnenschein Nath & Rosenthal LLP since August 2000. Prior thereto, he was a partner of the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C. for more than five years. Sonnenschein Nath & Rosenthal LLP currently serves as our outside general counsel, and prior to such representation, Cooperman Levitt Winikoff Lester & Newman, P.C. served as our outside general counsel from 1995.

Morris Communications Corporation, a predecessor of Morris Communications Company, LLC, held membership interests in Mediacom LLC immediately prior to the initial public offering of our Class A common stock. These membership interests were exchanged for shares of our Class A Common Stock at the time of the initial public offering in February 2000. A letter, dated November 4, 1999, from Mediacom LLC to Morris Communications Corporation refers to an “understanding” regarding various matters concerning the formation of Mediacom Communications Corporation and its initial public offering, which was referred to as “the IPO entity” in the letter. That letter includes a paragraph that states that Morris Communications Corporation “shall have the right to designate (i) two seats on the IPO entity’s board of directors so long as it has at least 20% ownership interest in the IPO entity and (ii) one seat on the IPO entity’s board of directors so long as it has at least 10% ownership interest in the IPO entity.” At the time of the initial public offering, Morris Communications Corporation designated Messrs. Morris and Mitchell as its Board designees under the letter agreement. Messrs. Morris and Mitchell are being nominated for re-election to the Board at the Annual Meeting without reference to the designation right, if any, under the letter agreement.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee and a Compensation Committee. We are a “Controlled Company” (as defined in Rule 4350(c)(5) of The Nasdaq Stock Market) because Rocco B. Commisso holds approximately 77% of our voting power. As a “Controlled Company,” we are exempt from having an independent board of directors, an independent compensation committee and an independent nominating committee. Although we have an independent board of directors and an independent compensation committee, the Board has determined not to establish a nominating committee; nominees for election as directors are selected by the Board of Directors.

The Audit Committee consists of three directors, Thomas V. Reifenheiser (Chairman), Craig S. Mitchell and Natale S. Ricciardi. The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes. The Board of Directors has also determined that Thomas V. Reifenheiser meets the SEC definition of an “audit committee financial expert.” Information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption “Report of the Audit Committee” below.

The Compensation Committee consists of three directors, Natale S. Ricciardi (Chairman), William S. Morris III and Thomas V. Reifenheiser. The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rule definition of “independent” for compensation committee purposes. Each of the members of the Compensation Committee is an “outside director” under Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee is responsible for approving the compensation for our chief executive officer and, based on recommendations made by our chief executive officer, approving the compensation of other executive officers. The Compensation Committee also administers our 2003 Incentive Plan and 2001 Employee Stock Purchase Plan.

Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of the Board of Directors or any officer of the Company.

Meetings of the Board of Directors and Committees

During 2005, there were seven meetings of the Board of Directors, seven meetings of the Audit Committee and four meetings of the Compensation Committee. Each director attended all of the meetings of our Board of Directors and all of the meetings held by committees on which such director served, except that Robert Winikoff was absent from two meetings of our Board of Directors.

Independence of Majority of Board Directors

Our Board of Directors has determined that each of our non-employee directors (Messrs. Morris, Mitchell, Reifenheiser, Ricciardi and Winikoff), who collectively constitute a majority of the Board, meets the general independence criteria set forth in the Nasdaq Marketplace Rules.

Director Nominations and Qualifications

As noted above, the Board of Directors has no nominating committee. The Board has determined that given its relatively small size, and because there have historically been no vacancies on the Board, the function of a nominating committee could be performed by the Board as a whole without unduly burdening the duties and responsibilities of the Board members. The Board does not currently have a charter or written policy with regard to the nominating process. The nominations of the directors standing for election at the 2006 Annual Meeting were unanimously approved by the Board of Directors.

At this time, we do not have a formal policy with regard to the consideration of any director nominees recommended by our stockholders because historically we have not received nominations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would be unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for Board membership and should be addressed to: Mark E. Stephan, Executive Vice President and Chief Financial Officer, Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, NY 10941. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Board of Directors considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting us, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Executive Sessions of Independent Directors

The independent members of the Board of Directors meet in executive session, without any employee directors or other members of management in attendance, each time the full Board convenes for a regularly scheduled meeting, and, if the Board convenes a special meeting, the independent directors may meet in executive session if the circumstances warrant.

Code of Ethics

The Audit Committee has adopted a Code of Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer. We have made the Code of Ethics available on our website at www.mediacomcc.com under the heading “Corporate Information.”

Stockholder Communication with Board Members

We maintain corporate contact information, both telephone and electronic mail, for use by stockholders on our website (www.mediacomcc.com) under the heading “Corporate Information.” By following the Corporate Information link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for our Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication. In addition, communications received via telephone for the Board are forwarded to the Board by one of our officers.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings. All of our directors attended our 2005 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the election of each of the director nominees named herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management and Directors

The following table sets forth certain information regarding the ownership of our common stock as of April 28, 2006 by:

•	each director;

•	each officer named in the summary compensation table in this proxy statement; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law. Percentage of beneficial ownership of Class A common stock is based on 84,163,532 shares of Class A common stock outstanding and percentage of beneficial ownership of Class B common stock is based on 27,073,628 shares of Class B common stock outstanding. Unless otherwise indicated, the address of each beneficial owner of Class A or Class B common stock is Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, New York 10941.

	Class A Common Stock					Class B Common Stock				Percent of
					Percent of				Percent of	Vote as a
Name of Beneficial Owner	Stock		Options(4)		Class	Stock		Options(4)	Class	Single Class

Directors
Rocco B. Commisso	154	(1)	189,149	(5)	*	27,073,628	(6)	1,248,892	100.0%	77.1%
Mark E. Stephan	25		65,819		*	262,222	(7)	—	*	*
William S. Morris III	28,312,174	(2)	43,000		33.6%	—		—	—	8.0%
Craig S. Mitchell	28,402,174	(3)	53,000		33.8%	—		—	—	8.0%
Thomas V. Reifenheiser	12,500		43,000		*	—		—	—	*
Natale S. Ricciardi	12,500		43,000		*	—		—	—	*
Robert L. Winikoff	28,700		53,000		*	—		—	—	*
Named Executive Officers(8)
John G. Pascarelli	83,936		95,428		*	—		—	—	*
Italia Commisso Weinand	263,866		65,890		*	—		—	—	*
Joseph E. Young	—		62,500		*	—		—	—	*
All Executive Officers and Directors as a Group (13 persons)	28,832,579		910,104		34.9%	27,073,628		1,248,892	100.0%	85.0%

*	Represents beneficial ownership of less than 1%.

(1)	Represents shares held by Mr. Commisso’s wife. Mr. Commisso disclaims beneficial ownership of these shares.

(2)	Includes 28,309,674 shares of Class A common stock held by Shivers Investments, a subsidiary of Morris Communications. Mr. Morris and his spouse control Morris Communications. The address of Mr. Morris is c/o Morris Communications, 725 Broad Street, Augusta, Georgia 30901.

(3)	Includes 28,309,674 shares of Class A common stock held by Shivers Investments. Mr. Mitchell is Senior Vice President of Finance, Treasurer and Secretary of Shivers Investments. Mr. Mitchell disclaims any beneficial ownership of the shares held by Shivers Investments. The address of Mr. Mitchell is c/o Morris Communications, 725 Broad Street, Augusta, Georgia 30901.

(4)	Represent options that are currently exercisable or will be exercisable within 60 days of the record date, April 28, 2006.

(5)	Includes 51,000 shares of Class A common stock issuable upon exercise of options held by Mr. Commisso’s wife. Mr. Commisso disclaims beneficial ownership of these shares.

(6)	Includes 283,906 shares of Class B common stock owned of record by other stockholders, for which Mr. Commisso holds an irrevocable proxy, representing all remaining shares of Class B common stock outstanding.

(7)	Such beneficial owner has granted Mr. Commisso an irrevocable proxy with respect to such shares.

(8)	Excluding Rocco B. Commisso, our Chairman and Chief Executive Officer, and Mark E. Stephan, our Executive Vice President and Chief Financial Officer, who are named above.

Securities Owned by Certain Beneficial Owners

The following table reports beneficial ownership of our common stock of the only persons known by us to beneficially own more than 5% of our common stock (other than Rocco B. Commisso) based on statements on Schedule 13G filed by these holders with the Securities and Exchange Commission.

	Number of
	Shares of Class A	Percent of	Percent of Vote
Name of Beneficial Owner	Common Stock	Class	as a Single Class

Shivers Investments, LLC(1)	28,309,674	33.6%	8.0%
Neuberger Berman Inc.(2)	13,790,064	16.4%	3.9%
Eubel Brady & Suttman Asset Management, Inc.(3)	6,457,489	7.7%	1.8%
Barclays Global Investors, NA(4)	6,170,413	7.3%	1.7%

(1)	Based on information contained in a Schedule 13G jointly filed by Morris Communications Company, LLC, Shivers Investments, LLC, a subsidiary of Morris Communications Company, LLC, and William S. Morris III on March 31, 2006. The address of Shivers Investments is 725 Broad Street, Augusta, Georgia 30901.

(2)	Based on information contained in a Schedule 13G filed by Neuberger Berman Inc. on February 14, 2006, Neuberger Berman Inc. has (i) sole power to vote, or direct the vote, of 9,504,266 shares of our Class A common stock and (ii) shared power to dispose, or direct the disposition, of 13,790,064 shares of our Class A common stock. The address of Neuberger Berman Inc. is 605 Third Avenue, New York, New York 10158.

(3)	Based on information contained in a Schedule 13G jointly filed by Eubel Brady & Suttman Asset Management, Inc., Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgrieve on January 10, 2006, such persons have shared power to vote, or direct the vote, and shared power to dispose, or direct the disposition, of 6,456,549 shares of our Class A common stock, and Mr. Hazel has sole power to vote, or direct the vote, and sole power to dispose, or direct the disposition, of 940 shares of our Class A common stock. The address of Eubel Brady & Suttman Asset Management, Inc. is 7777 Washington Village Drive, Dayton, Ohio 45459.

(4)	Based on information contained in a Schedule 13G jointly filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited on January 30, 2006, Barclays Global Investors, NA has (i) sole power to vote, or direct the vote, of 4,961,234 shares of our Class A common stock and (ii) sole power to dispose, or direct the disposition, of 5,503,075 shares of our Class A common stock and Barclays Global Fund Advisors has sole power to vote, or direct the vote, and sole power to dispose, or direct the disposition of 667,338 shares of our Class A common stock. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2005 about our equity compensation plans:

					Number of Shares of
					Common Stock Remaining
	Number of Shares of				Available for Future Issuance
	Common Stock to be		Weighted-Average		Under Equity Compensation
	Issued Upon Exercise of		Exercise Price of		Plans (Excluding Common
	Outstanding Options,		Outstanding Options,		Stock Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		First Numerical Column)

Equity compensation plans approved by security holders:
2001 Employee Stock Purchase Plan	—		n/a		1,300,712
2003 Incentive Plan	5,939,215	(1)	$14.14	(3)	15,058,085
Non-Employee Directors Equity Incentive Plan	125,000	(2)	$6.94	(3)	375,000
Equity compensation plans not approved by security holders	—		—		—

Total:	6,064,215		n/a		16,733,797

(1)	Represents (i) options to purchase 3,433,023 shares of Class A common stock, (ii) options to purchase 1,398,892 shares of Class B common stock, and (iii) 1,107,300 unvested restricted stock units of Class A common stock.

(2)	Represents (i) options to purchase 100,000 shares of Class A common stock and (ii) 25,000 unvested restricted stock units of Class A common stock.

(3)	Weighted-Average Exercise Price calculation does not include restricted stock units since they do not have an exercise price.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Our company’s Compensation Committee (the “Committee”) is comprised of three directors, William S. Morris III, Thomas V. Reifenheiser and Natale S. Ricciardi (Chairman), none of whom is an officer or employee of our company, and each of whom is an “independent director” as defined in the rules of the Nasdaq Stock Market as well as an “outside director” as defined in Section 162(m) of the Internal Revenue Code. Mr. Ricciardi was appointed Chairman of the Committee in February 2005. Under Board authority, the Committee reviews, develops and approves the compensation programs for our Chairman and Chief Executive Officer, Rocco B. Commisso, and the other senior executives listed in the Summary Compensation Table below (hereinafter collectively referred to as the “named executive officers”).

Executive Compensation Philosophy

The compensation policy of the Committee is focused on attracting, motivating and retaining highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services our company needs to maximize its return to stockholders. The philosophy behind this policy is premised on the belief that an executive’s compensation should reflect his or her individual performance and the overall performance of our company, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The compensation policy requires flexibility in order to ensure that our company can continue to attract and retain executives with unique and special skills critical to its success. Flexibility is also necessary to permit adjustments in compensation in light of changes in business and economic conditions. Each year, the Committee performs a review of the executive compensation program, including the nature and amounts of our executive officers’ compensation, to ensure that total compensation is competitive with respect to the general industry peer group levels and there is an appropriate balance between annual cash compensation and longer-term, equity-based compensation.

Compensation

Compensation reflects the following key components: annual base salary and annual incentive compensation. The Committee evaluates each component of the named executive officers’ compensation each year. Compensation for each named executive officer (except for our chief executive officer, Rocco B. Commisso) is approved by the Committee in consultation with Mr. Commisso and is based on his recommendations. The Committee also awards from time to time special equity awards to select senior executives. Annual incentive awards are granted under the company’s 2003 Incentive Plan, which was approved by shareholders. The named executive officers also participate in other broad based employee benefit plans on the same terms and conditions available to other employees.

Annual Base Salary.  The base salaries of the named executive officers are reviewed annually. Increases in base salary are based on an evaluation of the individual’s performance and level of pay compared to the general industry peer group pay levels.

Pursuant to the terms of his employment agreement, Mr. Commisso received $800,000 in base salary for 2005. This was unchanged from his 2003 and 2004 base salaries. In March 2006, as part of its annual review, the Committee approved a $50,000 increase in Mr. Commisso’s salary, effective January 1, 2006, to raise his base salary to levels approaching general industry peer group pay levels.

Effective January 1, 2006, the Committee approved a $15,000 increase in Messrs. Stephan’s and Pascarelli’s annual base salaries and a $10,000 increase in Mr. Young’s and Ms. Weinand’s annual base salaries. These increases, along with the 2005 salary increases, were intended to raise the base salary for each of these executive officers to general industry peer group levels. The salary increases for the following named executive officers in 2005 were: $50,000 for Mr. Pascarelli, $40,000 for Mr. Stephan, and $30,000 for both Mr. Young and Ms. Weinand.

Annual Incentive Compensation.  Annual incentive compensation consists of performance-based annual cash bonus and long-term, equity-based awards. Early in 2005, the Committee established performance criteria to assist it in determining the incentive compensation for Mr. Commisso and the other named executive officers. The performance criteria captured revenues, operating income before depreciation and amortization, customer growth, strategic objectives and individual measures, with assigned weightings to each measure. The Committee also set incentive compensation targets for Mr. Commisso and the other named executive officers, linking these compensation targets to the performance criteria.. All incentive compensation awards for 2005 performance were made in 2006.

Annual Bonuses.  For 2005, the target bonus for Mr. Commisso was 75% of base salary and the target bonus for the other named executive officers was 30% of their base salary. Based on its established criteria, the Committee approved the payment of the 2005 annual cash bonus to Mr. Commisso that was equal to 71% of his target bonus. The other named executive officers received annual cash bonuses ranging from 61% to 71% of their target bonuses.

Long-term, Equity-Based Awards.  The company’s long-term, equity-based incentive compensation had historically been in the form of stock options. Beginning in 2004, the Committee decided that the long-term, equity awards should also include restricted stock units. The Committee determined that the use of restricted stock, in tandem with stock option awards, would further promote the company’s goals of retaining key employees and aligning senior management’s long-term interests with those of the company’s stockholders. In general, in determining total equity awards, the Committee takes into account the annual cash bonuses and prior year equity grants of the named executive officers. For 2005, the total target value of long-term, equity-based awards for Mr. Commisso was 175% of his base salary and the total target value for the other named executive officers ranged from 60% to 70% of their base salary.

Based on its established criteria, the Committee approved a 2005 equity award for Mr. Commisso consisting of an option to acquire 145,000 shares of Class A common stock and 75,000 restricted stock units. His 2005 equity-based awards vest in three equal annual installments, commencing March 30, 2007. The total value of this equity-based award represented 60% of Mr. Commisso’s total target value.

The Committee also approved long-term, equity-based awards for the other named executive officers that represented total values ranging from 78% to 82% of their total target values. Messrs. Stephan, Pascarelli and Young and Ms. Weinand received 2005 equity awards in the form of options to acquire 30,000, 30,000, 20,000 and 20,000 shares, respectively, of Class A common stock. In addition, Messrs. Stephan and Pascarelli each received 12,000 restricted stock units and Mr. Young and Ms. Weinand each received 9,000 restricted stock units. Their 2005 equity awards vest in four equal annual installments, commencing March 1, 2007.

The values ascribed to: (i) the above option awards were determined using the Black-Scholes pricing model; and (ii) the above restricted stock units represent the per share value on the grant date. At vesting, each of the above restricted stock units converts into one share of our Class A common stock.

Policy on Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million for the taxable year. Certain types of compensation in excess of $1 million are deductible only if they meet certain requirements. While the Committee will continue to give due consideration to the deductibility of compensation payments on future compensation arrangements with the company’s executive officers, the Committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the company and its stockholders, and deductibility will be only one among a number of factors used by the Committee in making its compensation decisions. Accordingly, the company may enter into compensation arrangements under which payments are not deductible under Section 162(m). A portion of Mr. Commisso’s compensation will be non-deductible under Section 162(m).

Compensation Committee of the Board of Directors

Natale S. Ricciardi (Chairman)
William S. Morris III
Thomas V. Reifenheiser

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists entirely of Messrs. Ricciardi (Chairman), Morris and Reifenheiser, none of whom is an officer or employee of our company or any of our subsidiaries and each of whom is an “independent director” as defined in the rules of the Nasdaq Stock Market, as well as an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Executive Compensation Summary

Except where otherwise indicated, the table below summarizes the compensation earned in 2005, 2004 and 2003 by our Chairman and Chief Executive Officer and our other four most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

						Long-Term
		Annual Compensation				Compensation Awards
							Number of
						Restricted	Shares
				Other Annual		Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Awards(3)	Options(4)	Compensation(5)

Rocco B. Commisso	2005	$800,000	$425,000	$60,055	(1)	$437,250	145,000	—
Chairman and Chief	2004	800,000	400,000	56,723	(1)	—	300,000	—
Executive Officer	2003	800,000	600,000	10,410	(2)	—	450,000	—
Mark E. Stephan	2005	$280,000	$60,000	$8,462	(2)	$69,000	30,000	$7,000
Executive Vice President,	2004	240,000	50,000	—		704,600	30,000	4,985
Chief Financial Officer	2003	230,000	36,000	—		—	20,000	4,583
John G. Pascarelli	2005	$270,000	$50,000	$9,966	(2)	$69,000	30,000	—
Executive Vice President,	2004	220,000	45,000	—		704,600	30,000	—
Operations	2003	192,500	33,198	—		—	20,000	—
Italia Commisso Weinand	2005	$220,000	$40,000	$12,250	(2)	$51,750	20,000	$2,544
Senior Vice President,	2004	190,000	35,000	12,250	(2)	542,000	22,000	1,973
Programming and Human	2003	182,500	28,500	5,083	(2)	—	15,000	1,213
Resources
Joseph E. Young	2005	$220,000	$40,000	$8,750	(2)	$51,750	20,000	—
Senior Vice President,	2004	190,000	35,000	8,750	(2)	542,000	22,000	—
General Counsel and Secretary	2003	180,000	28,500	4,375	(2)	—	15,000	—

(1)	Represents transportation-related benefits of $36,190 and $33,278 for 2004 and 2005, respectively, and miscellaneous expenses and dues of $20,533 and $26,777 for 2004 and 2005, respectively.

(2)	Represents transportation-related benefits.

(3)	Represents dollar value of grant of restricted stock units based on the value of Class A common stock on the date of the grant. At vesting, each of the restricted stock units converts into one share of our Class A common stock.

Relating to 2005 performance, we granted Mr. Commisso 75,000 restricted stock units, which had a per share value on the date of the grant of $5.83 and vest in three equal annual installments.

Relating to 2005 performance, we granted the following awards of restricted stock units to the other named executive officers: Messrs. Pascarelli and Stephan, 12,000 restricted stock units each, and Mr. Young and Ms. Weinand, 9,000 restricted stock units each. The per share value on the date of the grant was $5.75, and these restricted stock units vest in four equal annual installments.

Relating to 2004 performance and a special equity award, we granted the following awards of restricted stock units: Messrs. Pascarelli and Stephan, 130,000 restricted stock units each and Mr. Young and Ms. Weinand, 100,000 restricted stock units each. The per share value on the date of the grant was $5.42, and these restricted stock units vest 100% on the fourth anniversary of the grant date. The special equity awards were made at that time to recognize that a meaningful portion of the outstanding stock options held by our named executive officers had an exercise price substantially higher than the value of Class A common stock at that time and thus did not provide sufficient retention incentive. The number and aggregate market value (at $5.49, the closing price of our Class A common stock on December 30, 2005) of these restricted stock units held as of December 31, 2005 were 130,000 restricted stock units and $713,700 for each of Messrs. Pascarelli and Stephan, respectively, and 100,000 restricted stock units and $549,000 for each of Mr. Young and Ms. Weinand, respectively.

(4)	Represents options to purchase shares of Class A common stock, except for the option to purchase 450,000 shares of Class B common stock, awarded to Mr. Commisso for 2003. All of these options were granted under the 2003 Incentive Plan and are reported for the year earned.

(5)	Represents employer contributions to a 401(k) plan.

Stock Option Grants During 2005

The table below sets forth information concerning individual grants of stock options awarded to the named executive officers in the Summary Compensation Table for services to our company during 2005.

	Number of Shares of		Percent of
	Common Stock		Total Options	Exercise		Grant Date
	Underlying Options		Granted to	Price per	Expiration	Present
Name	Granted(1)		Employees	Share	Date	Value(4)

Rocco B. Commisso	145,000	(2)	41.4%	$5.83	3/30/12	$399,930
Mark E. Stephan	30,000	(3)	8.6%	$5.75	3/01/12	$83,979
John G. Pascarelli	30,000	(3)	8.6%	$5.75	3/01/12	$83,979
Italia Commisso Weinand	20,000	(3)	5.7%	$5.75	3/01/12	$55,986
Joseph E. Young	20,000	(3)	5.7%	$5.75	3/01/12	$55,986

(1)	Shares of Class A common stock.

(2)	The options vest in three equal annual installments beginning on March 30, 2007.

(3)	The options vest in four equal annual installments beginning on March 1, 2007.

(4)	We estimated the Grant Date Present Value of the options in this table using the Black-Scholes option pricing model. All stock option valuation models, including the Black-Scholes model, require various assumptions, including a prediction about the future movement of the stock price. We made the following assumptions for purposes of calculating the Grant Date Present Value: (i) a holding period of four years for options granted to Mr. Commisso and a holding period of four and one-quarter years for options granted to the other named executive offices; (ii) stock volatility of 55%; (iii) no dividend yield; and (iv) a risk-free interest rate of 4.8%. The actual value of these options, if any, realized by a named executive officer will depend on the extent to which the market value of the Class A common stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above. These amounts should not be used to predict share performance.

Year-End 2005 Option Values

The table below sets forth information at fiscal year-end 2005 concerning stock options held by the named executive officers in the Summary Compensation Table. No options held by such individuals were exercised during 2005.

	Number of Shares of
	Common Stock Underlying				Value of Unexercised
	Unexercised Options at				In-the-Money Options at
	December 31, 2005				December 31, 2005
Name	Exercisable		Unexercisable		Exercisable	Unexercisable

Rocco B. Commisso	1,287,041	(1)	450,000	(3)	—	—
Mark E. Stephan	45,986	(2)	69,000	(2)	—	$2,100
John G. Pascarelli	76,595	(2)	68,000	(2)	—	$2,100
Italia Commisso Weinand	51,140	(2)	51,250	(2)	—	$1,540
Joseph E. Young	50,750	(2)	56,250	(2)	—	$1,540

(1)	Represents options to purchase 38,149 shares of Class A common stock and 1,248,892 shares of Class B common stock.

(2)	Represents options to purchase Class A common stock.

(3)	Represents options to purchase 300,000 shares of Class A common stock and 150,000 shares of Class B common stock.

Employment Arrangements

Mark E. Stephan, John G. Pascarelli, Italia Commisso Weinand, Joseph E. Young and certain other of our employees have entered into employment arrangements setting forth the terms of their at-will employment with us. Each of the employment arrangements also provides that if we terminate the employee’s employment without cause, the employee is entitled to a severance payment equal to six months of base salary and precludes the employee from competing with us for a period of three years following termination.

As of December 28, 2003, we entered into an employment arrangement with Rocco B. Commisso, which provided for, among other things, an annual base salary of $800,000, effective as of January 1, 2003. In March 2006, the Committee approved an increase in Mr. Commisso’s salary to $850,000, effective January 1, 2006. Mr. Commisso also has an annual allowance of $100,000 to cover certain fringe benefits, and in the event of his permanent disability or death, Mr. Commisso or his estate will receive a payment of $4,000,000.

Compensation of Directors

For serving on the Board of Directors during 2005, each of our non-employee directors received in 2006 a payment of $25,000, and six-year options to purchase 10,000 shares of Class A common stock and 5,000 restricted stock units, both vesting in two equal annual installments. In addition, the Board of Directors approved a payment of $10,000 to Mr. Reifenheiser for serving as the Chairman of the Audit Committee during 2005 and a payment of $5,000 to Mr. Ricciardi for serving as the Chairman of the Compensation Committee. Non-employee directors received reimbursement of out-of-pocket expenses incurred for each board meeting or committee meeting attended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investment banking firms or their affiliates have in the past engaged in transactions with and performed services for our affiliates and us in the ordinary course of business, including commercial banking, financial advisory and investment banking services. Furthermore, these companies or their affiliates may perform similar services for our affiliates and us in the future. Affiliates of certain of these companies are agents and lenders under our subsidiary credit facilities. The Bank of New York, an affiliate of BNY Capital Markets, Inc., acts as trustee for certain of our senior notes and our convertible senior notes. Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., acts as registrar and paying agent for certain of our senior notes.

Catherine Commisso, wife of Rocco B. Commisso, our Chairman and Chief Executive Officer, is one of our employees. In 2005, she earned approximately $87,000 in annual salary and bonus and was granted 1,400 restricted stock units. The per share value on the date of this grant was $5.72, and these restricted stock units vest in four equal annual installments and, upon vesting, convert on a one-to-one basis into shares of Class A common stock. She also participates in our employee benefit plans on the same basis as other similarly situated employees. Ms. Commisso currently holds the position of Director, Corporate Administration.

Kathleen Walsh, wife of Brian Walsh, an executive officer of our company, was one of our employees through the end of 2005. In 2005, she earned approximately $70,000 in annual salary. She also participated in our employee benefit and equity incentive plans on the same basis as other similarly situated employees. Ms. Walsh held the position of Director, Human Resources until her last day at the company on December 30, 2005.

PERFORMANCE GRAPH

The graph below compares the performance of our Class A common stock with the performance of the Nasdaq National Market Composite Index and the Nasdaq Telecommunications Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from December 31, 2000 through December 31, 2005.

COMPARISONS OF CUMULATIVE TOTAL RETURNS

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Mediacom Communications Corporation	100	106	51	50	36	32
Nasdaq National Market Composite Index	100	79	54	81	88	89
Nasdaq Telecommunications Index	100	51	23	40	43	40

REPORT OF THE AUDIT COMMITTEE

The functions of our Company’s Audit Committee (the “Committee”) are focused on three areas:

•	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

•	the appointment, compensation, retention and oversight of the Company’s independent auditors; and

•	the Company’s compliance with legal and regulatory requirements.

The Committee operates under a written charter which has been approved by the Board of Directors. The Committee meets with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting. The Committee discusses these matters with our independent auditors and with appropriate financial personnel. The Committee regularly (including during the course of each meeting of the Committee) meets privately with both the independent auditors and our financial personnel, each of whom has unrestricted access to the Committee. The Committee also appoints the independent auditors and reviews their performance and independence from management. In addition, the Committee reviews the Company’s financing plans.

Management is responsible for the financial reporting process, including the system of internal control, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements. The Committee’s responsibility is to monitor and review these processes. However, the Committee is not professionally engaged in the practice of accounting or auditing and its members are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent accountants.

In this context, the Committee held seven meetings during 2005. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal accountants and the Company’s independent accountants for fiscal year 2005, PricewaterhouseCoopers LLP. The Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Committee also met with the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. The Committee reviewed and discussed with the independent accountants the Company’s compliance in establishing and maintaining an adequate internal control structure and procedures for financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 with management and PricewaterhouseCoopers LLP.

The Committee also discussed with the independent accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants their independence from the Company. When considering PricewaterhouseCoopers LLP’s independence, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Committee also reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services.

Based on the Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Committee’s role and responsibilities referred to above and in the Committee charter, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Thomas V. Reifenheiser (Chairman)
Craig S. Mitchell
Natale S. Ricciardi

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditors for the 2006 fiscal year. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment.

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP is expected to attend the meeting and will be available to respond to appropriate questions from stockholders.

Fees

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are as follows:

	2005	2004

Audit Fees	$1,831,824	$1,752,538
Audit Related Fees	33,500	482,928
Tax Fees	19,000
All Other Fees	—	—

	$1,884,324	$2,235,466

Audit fees relate to services rendered to us for (i) audits of our annual financial statements, (ii) the audit of our management’s assessment of the effectiveness of internal control over financial reporting (Section 404 of the Sarbanes-Oxley Act of 2002), (iii) reviews of our quarterly financial statements, and (iv) the issuance of comfort letters and consents and other matters related to SEC filings. In 2005, audit related fees consist of fees associated with the audit of our employee benefit plan. In 2004, these fees were principally for services rendered to us in connection with our preparations to comply with Section 404 and also included fees for the audit of our employee benefit plan. Tax fees consist of state tax compliance services.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by our independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Board of Directors recommends a vote FOR the ratification of the appointment of Pricewaterhouse-Coopers LLP.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such common stock with the SEC, and to file copies of such reports with us. Based solely upon a review of the copies of such reports filed with us, we believe that during 2005 such reporting persons complied with the filing requirements of said Section 16(a), except that Rocco B. Commisso, our Chairman and Chief Executive Officer, did not file on a timely basis one Form 4 reflecting one transaction and Mr. Calvin Craib, our Senior Vice President, Business Development, did not file on a timely basis one Form 4, originally due in December 2003, reflecting one transaction. Such transactions have subsequently been reported.

ANNUAL REPORT

Our 2005 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy soliciting material or as a communication by means of which any solicitation is being or is to be made. We will provide without charge to any of our stockholders, upon the written request of any such stockholder, a copy of our annual report on Form 10-K for the year ended December 31, 2005, exclusive of exhibits. Requests for such Form 10-K should be sent to Investor Relations, Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, New York 10941, (845) 695-2642.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote each proxy in accordance with his judgment on such matters.

2007 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. In order for stockholder proposals for the 2007 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, our Secretary must receive them at our principal executive offices not later than January 12, 2007.

Please Mark Here	☐
for Address Change of Comments SEE REVERSE SIDE

1.	Election of Directors

	The nominees for the Board of Directors are:
	01 Rocco B. Commisso	FOR	WITHHELD
	02 Craig S. Mitchell	All Nominees	From All Nominees			FOR	AGAINST	ABSTAIN
	03 William S. Morris III 04 Thomas V. Reifenheiser 05 Natale S. Ricciardi 06 Mark E. Stephan	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2006	☐	☐	☐

	07 Robert L. Winikoff			3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

(To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)
				Yes, I plan to attend the 2006 Annual Stockholders Meeting				☐

Date	, 2006

Signature

Signature if held jointly

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

▲ FOLD AND DETACH HERE ▲

MEDIACOM COMMUNICATIONS CORPORATION
2006 ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Rocco B. Commisso and Mark E. Stephan as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to vote all shares of Class A common stock and Class B common stock of Mediacom Communications Corporation held of record by the undersigned at the 2006 Annual Meeting of Stockholders, to be held at Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, at 2:00 p.m. local time, on June 13, 2006, or any adjournment or postponement thereof.
     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals set forth on the reverse side.
(Continued and to be Completed on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲